Putnam Arizona Tax Exempt Income Fund, May 31, 2013 , annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				 1,934
Class B		  		    45
Class C		    		    78
Class M		     	            36

72DD2

Class Y		    		    95

73A1

Class A			      0.330921
Class B			      0.270301
Class C	      	              0.256241
Class M	      	              0.303860


73A2

Class Y			      0.351517

73C

Class A			      0.000431
Class B			      0.000352
Class C	      	              0.000334
Class M	      	              0.000396
Class Y			      0.000458


74U1

Class A				 5,813
Class B				   193
Class C				   309
Class M				   121

74U2

Class Y				   347

74V1

Class A				  9.40
Class B				  9.39
Class C				  9.41
Class M				  9.42


74V2

Class Y				  9.41

60

The fund is currently operating as a diversified fund. In the future, the fund may operate as a nondiversified fund to the extent permitted by applicable law. Under current law, shareholder approval would be required before the fund could operate as a nondiversified fund.

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.